Exhibit 99.1

   Interleukin Achieves Milestone in Nutrigenomics Collaboration with Alticor

    WALTHAM, Mass.--(BUSINESS WIRE)--March 16, 2004--Interleukin Genetics, Inc. (OTCBB: ILGN) reported today that it has signed a Distribution Agreement with Access Business Group International LLC, a subsidiary of Alticor Inc., for DNA-based risk assessment tests.
    With the execution of this agreement, Interleukin has achieved the "Milestone" under the Stock Purchase Agreement, dated March 5, 2003, between Interleukin and Alticor. The Milestone is met when Interleukin enters into a genetic testing agreement with one or more customers of such size that the projected internal rate of return with respect to the project is at least 20% with a payback period of three years or less.
    As a result of the achievement of this Milestone, Alticor has made an additional $2,000,000 capital contribution to Interleukin with no additional shares being issued to Alticor.
    "We are extremely pleased to have met this milestone in our alliance with Alticor," said Philip R. Reilly, MD, JD, Interleukin's Chief Executive Officer. "This is an important event for the company as we execute our portion of the collaborative agreement and prepare for product launch next year."

    About Interleukin Genetics

    Interleukin Genetics is a biotechnology company focused on inflammation. The company uses functional genomics to help in the development of risk assessment, nutritional and therapeutic products based on the genetic variations in people to help prevent, ameliorate or treat diseases involving inflammation. Interleukin's current programs focus on cardiovascular disease, osteoporosis, rheumatoid arthritis and Alzheimer's disease. Interleukin expects that these programs will produce products that will personalize the selection of nutritional and therapeutic products and enable the managed care industry to improve patient care and better allocate resources. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.

    Certain statements contained herein are "forward-looking" statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and to enable the managed care industry to improve patient care and better allocate resources. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and to enable the managed care industry to improve patient care and better allocate resources and our ability to market such products, our ability to complete clinical research and data analysis, meeting our clinical studies' endpoints, risk of market acceptance of our products, risk of technology and products obsolescence, delays in development of products, reliance on partners, competitive risks and those risks and uncertainties described in our Form 10-Q for the three months ended September 30, 2003, as filed on November 12, 2003, and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

    CONTACT: Interleukin Genetics, Inc.
             Fenel M. Eloi, 781-398-0700